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                                                                  EXHIBIT 23-1


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             REPORT AND CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



The Board of Directors
Sun Media Corporation

The audits referred to in our report dated January 24, 2003, except as to note 19 which is as of February 7, 2003, included the related financial statement schedule as at and for each of the years in the three year period ended December 31, 2002, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our report dated January 24, 2003, except as to note 19 which is as of February 7, 2003 on the consolidated balance sheets of Sun Media Corporation as at December 31, 2001 and 2002 and the consolidated statements of income, shareholder's equity and cash flows for each of the years in the three year period ended December 31, 2002 included herein.


/s/ KPMG LLP

Toronto, Canada
March 24, 2003